Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-255267 and 333-278869) and Form S-8 (No. 333-267271) of our report dated March 30, 2025, relating to the consolidated financial statements of Vivani Medical, Inc. as of and for the years ended December 31, 2024 and 2023, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

March 30, 2025

Walnut Creek, California